Exhibit 4.3

BANDAG, INCORPORATED
RESTRICTED STOCK UNIT AGREEMENT

        THIS AGREEMENT, by Bandag, Incorporated, a ___________ corporation (the “Company”), and ____________________, an employee of the Company or an Affiliate (the “Participant”), sets forth the terms and conditions of the restricted stock units (“RSUs”) and related dividend equivalent units (“DEUs”) granted to the Participant under the Bandag, Incorporated 2004 Stock Grant and Awards Plan (the “Plan”).

1.    Grant of RSUs. The Management Continuity and Compensation Committee of the Board of Directors of the Company (the “Committee”) has awarded to you RSUs (each with a related DEU), subject to the terms and conditions of this Agreement and subject to approval of the Plan by the Company’s shareholders.

2.    General Terms of Your RSUs.

The number of RSUs subject to this Agreement is: .

The value of each RSU is: the Fair Market Value of one share of the Company’s Class A common stock.

The value of each DEU is: the amount of cash dividends, if any, paid with respect to a share of the Company’s Class A common stock while this Agreement is outstanding.

The "Grant Date" of this Award is: _____________________________________________________________.

3.	Vesting of RSUs. The RSUs (and related DEUs) will vest in full on the third anniversary of the Grant Date, provided you are an employee of the Company or an Affiliate on such date. If, however, you terminate employment from the Company or an Affiliate as a result of death, Disability or Retirement prior to the vesting date, your RSUs (and their related DEUs) will vest in full as of the date of your termination.

Except in the case of death, Disability or Retirement, if you terminate employment from the Company or an Affiliate prior to the third anniversary of the Grant Date, all of the RSUs (and their related DEUs) shall automatically and without notice terminate and be cancelled effective as of the date of such termination.

4.	Payment of RSUs and DEUs. The value of your vested RSUs (and their related DEUs) will be paid within 30 days after the date your RSUs (and their related DEUs) are vested as provided in Section 3.

Payment will be made in shares of Stock having a Fair Market Value (determined as of the vesting date) equal to the amount of the payment due, provided that any fractional Shares will be paid in cash. Your payment may be reduced by the amount the Company or an Affiliate deems necessary to satisfy its liability to withhold Federal, state or local income taxes or other taxes due by reason of the payment. Alternatively, the Company or an Affiliate may reduce compensation that is otherwise payable to you by the amount the Company or an Affiliate deems necessary to satisfy its liability to withhold Federal, state or local income taxes or other taxes due by reason of the payment.

5.	Change of Control. Upon a Change of Control, the provisions of Section 17 of the Plan shall apply.

6.	Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be a waiver of such provision or of any other provision hereof.

7.	Participant Bound by Plan. You hereby acknowledge receipt of a copy of the Plan and agree to be bound by all the terms and provisions thereof. The terms of the Plan are expressly incorporated into this Agreement by reference and in the event of any conflict between this Agreement and the Plan, the Plan shall govern. Any capitalized terms not defined herein will have the meanings given in the Plan. This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the Plan’s amendment provisions, and to such rules, regulations and interpretations relating to the Plan or this Agreement as are adopted by the Committee and in effect from time to time. By signing below, you agree and accept on behalf of yourself, and your heirs, legatees and legal representatives, that all decisions or interpretations of the Committee with respect to the Plan or this Agreement are binding, conclusive and final.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Agreement on the _____ day of ____________, 200___.

BANDAG, INCORPORATED:
By_____________________________
Its:_____________________________
PARTICIPANT: _____________________________

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